Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Kyle Sourk Inspirato Inc - IR

Eric Grosse Inspirato Inc – CEO, Director

Robert Kaiden Inspirato Inc - Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brett Knoblauch Cantor Fitzgerald & Co. - Analyst

P R E S E N T A T I O N

Operator

Good day and welcome to the Inspire auto first quarter 2024 earnings call. (Operator Instructions) Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker, Mr. Kyle Sourk, Investor Relations.

Kyle Sourk - Inspirato Inc - IR

Thank you and good morning. On today's call, we have CEO, Eric Grosse; and CFO, Robert Kaiden. Yesterday afternoon, we issued our press release announcing our first quarter 2024 results, which is available on the Investor Relations page of our website at investor dot for auto.com.

Before we begin, we remind everyone that some of today's comments are forward-looking statements, including but not limited to our expectations of future operating results and financial position, guidance and growth, spot prospects, business strategy and plans and market position and potential market opportunity. These statements are based on assumptions and we assume no obligation to update them as actual results could differ materially, and we refer you to our SEC filings for a more detailed discussion of additional.

In addition, during the call management will discuss non-GAAP measures, which are useful in evaluating the company's operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Reconciliations of these measures to the most directly comparable GAAP measures are included in our.

With that, I'll turn the call over to our CEO, Erik Grosso.

Eric Grosse - Inspirato Inc – CEO, Director

Thanks, Kyle. And good morning, everyone. On today's call, I'm excited to discuss our first quarter results and our strong start to 2024. As you can read in our press release, Q1 marks the period in which we generated profits on both an EBITDA and net income basis. This is the first time we've delivered profitability against either metric and more than three years our Q1 results are a testament to the hard work throughout the organization and represent the third consecutive quarter of delivering results in line with our plan.

As I mentioned in my remarks last quarter, just as our members trust us to deliver memorable experiences for their families and loved ones. We're also committed to building trust and credibility with our shareholders and broader investment. We believe our Q1 results demonstrate that commitment. While we spent several quarters articulating our heightened heightened focus on execution and driving operating efficiencies, these efforts do take time and our Q1 results reflect a meaningful step towards sustained profitability in Q1, we also began to reap the benefits of our work centered around our core products. When reimagining our portfolio.

We ask ourselves questions like are our products functioning well on a stand-alone basis in conjunction with one another, do they align with our membership satisfaction and profitability goals? Some actions were more straightforward like lowering our ADRs to give more value to our members.

In Q1, our residents ADR was down on a year-over-year basis and one of the drivers of paid residence nights increasing per member over the same timeframe. In fact, our paid nights delivered as a percentage total nice delivered marked the highest level since the first quarter of 2022 a time when leisure travel was an absolute peak. Other actions like reimagining and Sprout a pass took a lot of work so far, results have lived up to expectations. We set out with the goal of positioning path for the frequent and flexible traveler.

One key change we made to make pass more appealing for the last-minute traveler was the introduction of Flex trips, Flexjet serve as a way to improve members' ability to book more close-in trips with significant value since its launch in mid-February, more than 800 reservations and more than 25% of all past chips books has been Flector even more impressive. Approximately 80% of Flip Chip reservations have been first days beginning within 60 days. In some cases, this is inventory that otherwise would have spoiled. While these changes have been welcomed by many of our past members, as we expected, they haven't been forever. At the end of the quarter. We had approximately 2,100 pass subscriptions, down approximately 350 compared to year end 2023, and in line with our expectations. Importantly, past nights delivered per pass member and past reservations per pass member has held steady, which means we're offering great value. It is also more profitable now and fits in better with our portfolio.

Overall past nights represented 30% of total nights delivered down from the 40% levels we alluded to in our last call. All in all, we are approaching a much more sustainable, healthy and profitable travel mix in our portfolio.

With respect to club membership, we continue to focus on selling longer term contracts to stickier prospects. We're focusing these efforts not only on new member sales, but also with multiyear extensions for current members. Our goal is to identify and solidify our core, which are members that love to travel and appreciate the unique elements of the in-product community we view longer-term members and initiatives that further refine our offerings as important to important building blocks to grow our member base over the long. That said, in the short term, it's apparent that we must double down our efforts to reinvigorate our member base and product offering. While we've put into work from a cost structure standpoint and have achieved our near term profitability goal. I'm a firm believer that our path to lasting success lies in driving sustainable, profitable growth.

As I've outlined on previous calls, our first objective is to reengage our members to drive increased travel and further entrench them as true members of the broader community. While these efforts have led to churn of more idle members, which is apparent in our subscription count. We've also been successful in increasing the amount of travel revenue per member, which is a sign of a more active and engaged community.

Next, we can turn our attention to continuing to refine our offerings, which we expect will further improve retention over the long run. I believe that the combination of a more engaged member base and a more aligned and profitable product portfolio will position us well to increase growth investments in 2025 and beyond.

And with that, I'd like to turn the call over to Robert to discuss our results in more detail.

Robert?

Robert Kaiden - Inspirato Inc - Chief Financial Officer

Thanks, Eric. As you mentioned, I'm pleased to report our first quarter results highlighted by profitability, expanded gross margins and solid travel behavior. As such, we are reaffirming our 2024 guidance range of $275 million to $305 million of total revenue, adjusted EBITDA between a gain of $5 million and a loss of $15 million and a cash operating expenses between $115 million to$125 million.

In the first quarter, we generated total revenue of $80 million, a 12% decrease year over year. Importantly, Q1 total revenue was once again largely in line with our internal expectations. Subscription revenue decreased 23% year over year due to the decrease in past subscriptions that Eric referenced, as well as an 11% decrease in cloud subscriptions. In total, we exited the quarter with 12,300 members and 13,000 active subscriptions. Travel revenue decreased 10% year over year, largely due to the decrease in members as opposed to travel behavior. In fact, there are several data points related to travel that I would like to highlight. First, due to our decision to proactively lower ADRs launch into broader rewards and stand up our members' success team as well as improved past functionality are paid nice delivered as a percent of total night delivered has returned to levels we haven't seen in two years, 63% in Q1 second, we have been successful in our member traveling to our residents' inventory. Compared to last year, we have a nearly identical number of paid nursing or residences despite having fewer members while there is an uplift in each of these figures due to the noise associated with infra for good and this product for business, we're still encouraged by these early trends.

Third, our instructor only experiences and bespoke custom travel continued to be member favorites. For example, just last month, we launched six departures and our two Gulf of Georgia's all plan for 2025 that nearly all sold out within days.

Finally, while traveling Q1 delivered upon many of the metrics we track, we are continuing to see some softness in bookings impacting Q2 travel. As such, we have our eye on how our calendar fills in for the remainder of the year as we continue building upon some of the positive trends of Q1, rounding out the trial discussion with 80% total residents occupancy compared to 77% a year ago, with ADR down nearly 10%. Occupancy in our leased hotel rooms also improved to 73% compared to 71% a year ago, while maintaining flat ADRs.

Moving to cost of revenue, Q1 marks the first quarter where we realized significant lease expense savings associated with our portfolio optimization efforts. Year over year, total available nights at our leased properties decreased by approximately 20% to better align with our member base and portfolio realignment whereas our lease expenses and fixed costs were down approximately 25%. This is an indication of not only our flexibility in terminating the expensive lease agreements, but also our effectiveness in renegotiating terms along the way, while we expect further improvement in the coming quarters, the vast majority of savings were captured in Q1 and played a large part in expanding the gross margin as a percent of revenue to 40% in the first quarter from 35% in Q1 last year.

In terms of cash operating expenses, which is a combination of G&A, sales and marketing operations and tech and development. Excluding stock-based compensation depreciation, total expenses in Q1 were approximately $29 million or 36% of revenue. This compares favorably to expenses of $36 million or 39% of revenue last year in total. And as mentioned previously, we generated positive adjusted EBITDA of $4.1 million compared to an adjusted EBITDA loss of $3.1 million a year ago, an improvement of more than $7 million.

While this is a nice milestone for the company, it is merely the beginning of what we hope to accomplish in the long run is also important to remember that our business is subject to seasonality from a revenue adjusted EBITDA and free cash flow perspective. In Q1, we experienced solid levels of revenue and EBITDA due to the amount of travel delivered relative to other quarters. We also further improved our cash burn to $9 million compared to just over $20 million in Q1 of last year. In Q2, a period in which summer and and even next winter travel is booked we expect stronger performance in our free cash flow and less cash burn with lower revenue and EBITDA compared to the first quarter.

In terms of cash, we exited the quarter with $33 million compared to $42 million at year end. We have a keen focus on our liquidity and have several operational initiatives underway. While we explore potential financing options to bolster our overall liquidity.

Finally, I want to thank our employees for their continued hard work and our members for their continued support. We've shown meaningful progress over the past year and I'm excited to continue executing our long-term plan.

With that, I'd like to turn it over to the operator for Q&A.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Brett Knoblauch, Cantor Fitzgerald.

Brett Knoblauch – Cantor Fitzgerald & Co. - Analyst

I had thanks for taking my question and congrats on the quarter. Maybe if we could start with just resins occupancy, very good up year over year to levels not seen in quite a while I guess what do you think is the upper bound on resident Akis occupancy rates?

Robert Kaiden - Inspirato Inc – Chief Financial Officer

Yes. Hey, Brent, it's Robert here.

Thanks for the question. Yes, we're really pleased with getting to 80% this quarter. There's obviously a balance we want to achieve. We want to make sure that we've got our resins available for all of our members who want to travel. And at the same time, we want to optimize our occupancy rates. I think there's as we've got probably a few percentage points more that we could go in an ideal world. And this obviously there's always a weak site get broken that you're never going to be able to fill in. There's maintenance that we'd like to do to keep our properties in top shape, but there's probably a few more percentage points in an ideal circumstance.

Brett Knoblauch – Cantor Fitzgerald & Co. – Analyst

And then I guess resident as a percentage of total nights delivered it was I think it was 66%, up from 60% last year's first quarter. And I guess where do you expect that to go? I would assume that you're continuing to deemphasize hotels in lieu of residences, do you think that's a percentage that could get to 70%, 75%, 80%?

Robert Kaiden - Inspirato Inc – Chief Financial Officer

Yes, I think we have a fairly good balance. What we're trying to make sure we accomplish is that for our members, we're giving them the geographies that they want to travel and the types of accommodations that they want to travel. And clearly our luxury residence is at the heart of what we do and what people need. But there are some folks who want and to travel to locations where it's not practical to have a residence and sort of some urban locations or they really need a smaller residents because they're just traveling with one or two people versus a larger group.

So that directionally I think the balance is fairly right. I think one of the things that we are trying to accomplish is to get the mix between our paid occupancy and our overall occupancy improving. And you've seen some of that this quarter where we've increased the percentage of our paid occupancy. And then through a combination of factors, including trying to rightsize the past portfolio and making sure that passes is designed for that flexible traveler who wants that off-season often once that close in inventory. And so by that we've been able to with a small portfolio increase the percentage of paid occupancy.

Brett Knoblauch – Cantor Fitzgerald & Co. – Analyst

I think in the past you guys talked about has being unprofitable. How has the introduction of Flex trips altered the economics on?

Eric Grosse - Inspirato Inc – CEO, Director

Okay. Sure. Thanks, Brett. This is Eric. And we're really happy with the changes that we've put in place for Pass members. And and we're encouraged by how they're really taking advantage of more last-minute opportunities. So as an example, 25% of trips booked since we made the changes have been flex trips and 80% of those flip chips have been for stays within 60 days. So we're basically moving more of our passholders more towards flexible on spontaneous last-minute trips, which overall sort of helps our our it helps us manage our portfolio as a whole so that some of overall encouraging trends, and we're very pleased with what we're seeing on that said, we are seeing some some some churn.

We are seeing a decrease in the number of passholders, and that was expected on. And I think that's really driven by a couple of factors, but mainly and not everyone that was previously originally had signed up for pass on it really with expecting and desiring of last minute trip.

So those folks are falling off a little bit, but the dumb, what's really good to see is that the members that have joined since we launched flex trips are really taking advantage of how we're designing the product. And again, I can't emphasize enough how important this is for our overall portfolio health as a whole on path is much more of a strong economic product for us and plays a very, very important role in terms of handling excess capacity for our overall residential inventory as a whole across the broader network.

Brett Knoblauch – Cantor Fitzgerald & Co. – Analyst

Maybe interest on subscribers, I think I talked about, you know, your goal is to return to sustainable and profitable growth. And I think a big part of that equation is getting subscriber churn to plateau and ultimately reverse the growth. And it's now been several quarters of current turn in a row, I guess, do you have any visibility to when the end might be in sight for that and when we could expect growth to return?

Eric Grosse - Inspirato Inc – CEO, Director

Sure, sure. On this is Eric again. And in terms of the driver behind some of the trends that we've seen around member declines, I alluded to on some of some of what we're seeing with respect to past. And with respect to Club, what we're really doing is focusing on member engagement and really, really long term retention. So that means in practice kind of deemphasizing sort of month-to-month memberships and more focused on on a multiyear on multiyear relationships, not only for existing members but for new members as well. So that is a change in dynamic and changing on how our members are growing. And we're also we've also 2024 has really been, and it's really been a year around operational efficiency on solidifying our foundation and leveraging the cost structure improvements that we've put in place over the course of the last several quarter. You'll recall that about $50 million of OpEx efficiencies that we've generated and which will really help us in 2024 positioning and Brado as a whole for not only returning to growth, but to really provide to return to profitable and sustainable growth.

And we expect that dynamic to really start to switch towards the end of this year going into next year. And we do believe that there's a lot of platforms for growth in 2025 and beyond that can be really successful for reference. Bronto partnerships have been very healthy for us. Capital One is a great source of mid to long-term growth and there's a lot of things that we do more broadly speaking with respect to managing high end residential inventory and to delivering pretty amazing premium experiences for our members that make us confident that once we get the fundamentals right, there's a long runway of growth ahead of us in 2025 and beyond.

Brett Knoblauch – Cantor Fitzgerald & Co. – Analyst

Thank you. There is a model question on gross margin. And if you could tie it into controlled accommodations, which were down quite significantly, assuming a lot of leases, finally, somebody wrote off, I guess, where do you see that trending for the rest of the year on controlled accommodations likely? And I guess similarly, can you talk about where should we expect gross margin to go from here as well?

Robert Kaiden - Inspirato Inc – Chief Financial Officer

Yes, thanks, for the question. It's Robert again. So yes, we're really happy. We've been talking about our gross margin pickup with a reduction of controlled accommodations for many quarters now. And as we've said in the past, it was going to take some time with terminations between 180 and 365 days generally. And so we're happy with the 40% we got to this quarter. We will continue to see a slight decline the rest of the year kind of quarter over quarter in the overall controlled accommodations numbers and that's again because they were rolling off between 180 and 365 days, and we started this back in in the May and June time frame. So we've had some of the long ones that are starting to roll off now some of the shorter ones that have also rolled off, but we've got a few more to go. So there'll be a little bit of improvement, but this was really the big quarter.

And then in terms of gross margin, as you know, gross margin is really impacted by with a fairly now fixed cost in terms of the cost of revenue line with the leases, the biggest impact is going to be around the revenue. And as we've talked about before, we have seasonality in our revenue. Our Q2 is historically low point low quarter of the year from a revenue perspective. And so we would expect to see lower gross margins in Q2 and then we have some improved seasonality rolling into Q3, and we'll see margin start to pick up there as well. And then longer term, we hope to keep continuing to be able to drive in 2025, our margins as we start to pick up on our revenue as well and optimize really the portfolio that we have will be able to continue to improve our margins.

Brett Knoblauch – Cantor Fitzgerald & Co. – Analyst

And then maybe just one last question for me. I'm just on Capital One. Can you just give us an update on where we are in that process. Have those members been able to access the inventory yet? And if not, when will they be able to? And maybe can you just talk about if that's embedded in your guidance for the year?

Eric Grosse - Inspirato Inc – CEO, Director

This is Eric and yes, we're pretty excited about capital line. I think we've been consistent about that level of enthusiasm over the last couple of quarters. And they've been a terrific partner for us. And and what's happening right now, literally, as we speak, is our teams are continuing to work on technical integration, and we're on track to sort of kick things off into making Brado inventory available in the back half of this year. And that's consistent with the guidance that we've given. And we expect relatively modest on volumes as we sort of test and ramp up the relationship in 2024. But we do hope and expect that it can be a very, very big demand driver for us in 2025 and beyond, but it will start to be clear. We do expect it to to begin in the back half of this year.

Brett Knoblauch – Cantor Fitzgerald & Co. – Analyst

And of the inventory that will go on that platform.

Sorry, just one more.

Eric Grosse - Inspirato Inc – CEO, Director

Yes, sure.

Brett Knoblauch – Cantor Fitzgerald & Co. – Analyst

Is that the inventory maybe approaching of those dates approaching that hasn't been booked yet. That will be going on there, so be more for shorter term bookings? Or is it going to be more skewed to resident or hotels?

Eric Grosse - Inspirato Inc – CEO, Director

Yes, it's really going to be a residence resident base and we have a fences and designs into the product itself to ensure that we're not creating any new challenges for the experiences of our of our of our existing members on so. So we really view this as a great way to give folks that are on. It's brought a member's even taste of the entire travel experience, which really is differentiated when people experience in international travel for the first time. And so we're doing that in a way that I think is very responsible with respect to what we're doing to optimize our overall portfolio from residents, occupancy standpoint and at the same time, making sure that our our members are getting a great experience.

Brett Knoblauch – Cantor Fitzgerald & Co. – Analyst

Got it. Thank you so much, Patricia.

Eric Grosse - Inspirato Inc – CEO, Director

Thanks. We appreciate the questions, Brett.

Operator

(Operator Instructions) Mike Grondahl, Northland Securities.

Unidentified Participant

Hi, this is Logan on for Mike. First off Congrats on the quarter. Are you going to provide some additional commentary about your top two priorities for the rest of the year and how you're feeling going forward?

Thank you.

Eric Grosse - Inspirato Inc – CEO, Director

I'm sorry, I just didn't hear the question. Can you just on Logan, do you mind repeating it?

Unidentified Participant

Yes, of course, on offer adapted, but congrats on the quarter. Can you guys provide some additional commentary about your top two priorities for the rest of the year and how you're feeling?

Eric Grosse - Inspirato Inc – CEO, Director

So I'm I think you're referring to sort of our capital priorities and our sort of our and our cash priorities were first and foremost, making the operational, the necessary operational improvements to get us and towards breakeven for the year. And that is something that we're pushing hard for, and we view that this quarter as a first step. I think another component of it is is our cash balances as well and that we've made significant improvements on a year-over-year basis with respect to our cash from where our burn rate for the first quarter was around $10 million. That is significantly improved from where we were a year ago, but we still want to improve that further. And so that is a company in terms of how we're attacking that we're improving. Occupancy levels were driving up engagement levels and nights per member, how we want to continue moving that sort of in a more positive direction.

And there's been a lot of activity around our semi-annual sale that we really disclose to basically drive more occupancy and drive more travel across our member base. And then we're also, as Robert alluded to, continuing to to really drive more efficiencies across our operating cost infrastructure, in particular with our with our with our leases.

And so so we believe that these efforts will help position the Company for up first, stronger financial outlook, but that said, we do understand that a stronger balance sheet would be a very, very good thing. And we're actively looking through and across sort of all avenues to see what possibilities may exist that dumb that are effective and work for us, our members, shareholders and our constituents.

Unidentified Participant

Perfect, thank you. And just one last question. What additional measures have you guys been taking to drive better bookings during this year? And will you be doing the future for that?

Eric Grosse - Inspirato Inc – CEO, Director

Yes. So this is Eric again. Thanks, Logan. So so we are encouraged and one on one one standpoint that we're seeing on revenue per room per member on sort of improve, but that's a little bit of a backward-looking metric. And if we look at sort of bookings per member that's been kind of flattish to a little bit down. And there's been a lot of activity that we've taken on used to basically to drive that in the direction that we want.

The first is by being more aggressive around our overall ADRs and sort of taking those down. And then second, we are looking at how we other ways in which we can stimulate demand, particularly through our semi-annual sale that just that just closed last Friday. And and there's other initiatives to like our like our rewards program that have been a big push to encouraging our members to travel more frequently on. One thing that's great to say is that the distance we launched rewards them last fall on about 50% of our members and already have some status, which is terrific. And then a third of those members excuse me, a little bit more than a quarter of those members are ready and our highest tier.

So that suggests that they are and really getting engaged cohort of travel members or who's been members of its broader that do travel and frequently with us and really value it. Our objective now is to spread BRAD that kind of enthusiasm across a wider portion of our member base.

Unidentified Participant

Thank you. Congrats on the quarter.

Eric Grosse - Inspirato Inc – CEO, Director

Thanks. Logan.

Operator

Thank you. I'm showing no further questions in the queue at this time. I would now like to turn the call back over to any closing remarks.

Eric Grosse - Inspirato Inc – CEO, Director

Terrific, and thanks for bearing with us and we apologize for the delay in the start. We had to have some technical and communication issues, but the and we don't want that to underlie our enthusiasm for returning to profitability this quarter. So thank you very much for the questions and for the engagement, and we look forward to staying in touch in the quarters ahead.

Operator

This concludes today's program. Thank you all for participating.